Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Meg Wade (626) 535-5905
INDYMAC BANCORP ANNOUNCES FIRST QUARTER EARNINGS
— Company Earns $0.70 Per Share, Down 41 Percent, Representing a 10.5 Percent
Return On Equity for the Quarter —
— Board of Directors Declares Quarterly Cash Dividend of $0.50 —
— Stock Ticker Symbol to Change to NYSE: IMB Effective May 1 —
PASADENA, Calif. — April 26, 2007 — IndyMac Bancorp, Inc. (NYSE: NDE, “Indymac®” or the “Company”), the holding company for IndyMac Bank, F.S.B. (“Indymac Bank®”), today reported net earnings of $52.4 million, or $0.70 per share, for the first quarter of 2007, compared with net earnings of $79.8 million, or $1.18 per share, in the first quarter of 2006, representing a 34 percent decrease in net earnings and a 41 percent decrease in earnings per share (EPS). Indymac has filed a Form 10-Q with the Securities and Exchange Commission, which is available on Indymac’s Website at www.indymacbank.com.
First Quarter 2007 Compared with First Quarter 2006
•	Net revenues of $302.1 million, down 1 percent.

•	Net earnings of $52.4 million, down 34 percent.

•	EPS of $0.70, down 41 percent.

•	Return on equity (ROE) of 10.5 percent, compared to 20.3 percent.

•	Record total assets of $29.7 billion, up 23 percent.

•	Mortgage loan production of $26 billion, up 28 percent.

•	Record mortgage market share[1] of 3.92 percent, up 23 percent from 3.19 percent.

•	Record pipeline of mortgage loans in process of $16.1 billion at March 31, 2007, up 38 percent.

[1]	Our market share is calculated based on our total loan production, both purchased (correspondent and conduit) and originated (retail and wholesale), in all channels (the numerator) divided by the Mortgage Bankers Association (“MBA”) April 23, 2007 Mortgage Finance Long-Term Forecast estimate of the overall mortgage market (the denominator). See our Form 10-Q filed with the SEC on April 26, 2007 for further details.

•	Record portfolio of mortgage loans serviced for others of $156 billion at March 31, 2007, up 62 percent.

•	Record total number of consumer customers of 908,510, up 43 percent.

•	Non-performing assets (NPAs) of $324 million, up 214 percent, and ratio of NPAs to total assets of 1.09 percent versus 0.43 percent.

•	Efficiency ratio of 69 percent, compared to 56 percent, and total expenses to loan production of 83 basis points, compared to 84 basis points.
Solid First Quarter Results in a Continued Challenging Market
“While we are disappointed with these results because they are considerably below our historical levels,” commented Michael W. Perry, Indymac’s Chairman and Chief Executive Officer, “our earnings must be considered solid in light of the challenging conditions we faced this quarter, particularly with respect to significant and unusual spread widening for private mortgage backed securities (i.e., pricing erosion with respect to loan sales into the secondary market) and increased credit costs. Very few mortgage companies earned a profit during the quarter, and many, in fact, failed. Indymac’s 10.5 percent ROE was comparable to the median ROE of 11.7 percent that the 36 thrifts with assets greater than $5 billion earned for all of 2006, before the current stresses in the housing and mortgage markets had fully developed.
“This quarter was a serious test of our hybrid thrift/mortgage banking business model,” continued Perry. “With our strong liquidity and stable funding base and the diversification of our earnings within home lending activities, we met this challenge very well, particularly in comparison to how we were able to perform during the global liquidity crisis of 1998.
“In our loan production business, two of our major profit contributors over the past few years, the Wholesale and Conduit channels, saw earnings decline from Q4-06 by 60 percent and 95 percent, respectively. However, Financial Freedom, our reverse mortgage subsidiary, posted a 50 percent increase over last quarter such that we were able to earn $44 million and an ROE of 26 percent from mortgage production for the quarter. Mortgage loan servicing posted a strong 68 percent increase in earnings over last quarter to $25 million. As a result, our total consumer mortgage banking business, while down 22 percent from last quarter, was solidly profitable, earning $60 million and a 24 percent

ROE. Further bolstering our profitability was our thrift segment, which rebounded solidly from Q4-06, earning $30 million, up 7 percent.”
Performance by Business Segment

$ in millions	Q1-07	Q4-06	Q1-06
Mortgage Loan Production [2]
Net Income	$44	$71	$65
ROE	26%	42%	51%

Mortgage Loan Servicing [2]
Net Income	$25	$15	$12
ROE	30%	20%	24%

Total Consumer Mortgage Banking [2]
Net Income	$60	$77	$68
ROE	24%	31%	38%

Thrift Portfolio [2]
Net Income	$30	$28	$45
ROE	14%	13%	25%

Total Operating Divisions [2]
Net Income	$81	$100	$104
ROE	18%	22%	29%

Total Company
Net Income	$52	$72	$80
ROE	10%	15%	20%
Mortgage Production
“Mortgage production earnings were negatively impacted by continued mortgage banking revenue (MBR) erosion, as the combined MBR margin for all production segments declined to 68 basis points (bps) from 91 bps last quarter and 110 bps in Q1-06,” commented Richard Wohl, Indymac Bank’s President. “Of the 23 bps decline from Q4-06, 14 bps was due to Q1-07 spread widening in the secondary market for private mortgage backed securities and 9 bps was due to increased credit costs. Although profit margins were down, it is important to note that we were able to sell $24.5 billion into the secondary market, equating to 96 percent of the quarter’s production.

[2]	Net income for Mortgage Loan Production, Mortgage Loan Servicing and the Thrift Portfolio is before divisional and corporate overhead. Net income for Total Consumer Mortgage Banking and Total Operating Divisions is after divisional overhead but before corporate overhead.

“Looking ahead, the MBA is currently forecasting that industry volumes in the second half of 2007 will be down 11 percent from the first half and 16 percent from the second half of last year,” continued Wohl. “Our recent guideline cuts will reduce our production volumes to some extent, although some of the displaced production will migrate to other Indymac loan products for which these borrowers qualify, and we expect to continue to capture volume from other lenders who are struggling or have exited the business. With respect to MBR margins, the spread widening in the private mortgage-backed securities markets that occurred in the first quarter will continue to impact margins in the second quarter, as GAAP accounting recognizes this impact at the time of sale. As the impact of our pricing changes flows through our pipeline and our recently implemented guideline cuts reduce credit costs, we are currently forecasting a recovery in MBR margins in the second half of 2007.
“Another negative in the second quarter is that we expect a substantial reduction in MBR margins and profits for Financial Freedom. While the Financial Freedom team has been able to leverage Indymac’s secondary marketing expertise to substantially improve Financial Freedom’s secondary market execution and temporarily expand its revenue margins and profits, new entrants into the reverse mortgage business are exerting competitive pressures, reducing revenue margins to more normal levels. We expect net income for Financial Freedom to decline from $28 million in Q1-07 to roughly $12 million in the second quarter and then likely grow from there.”
Mortgage Loan Servicing
The Company’s portfolio of loans serviced for others increased to $156 billion in the first quarter, up 12 percent over the fourth quarter and 62 percent year over year. Net earnings for the segment of $25 million were up 68 percent from the prior quarter and 114 percent from the same quarter last year. The ROE was also up, to 30 percent for the first quarter from 20 percent in the fourth quarter and 24 percent one year ago.
Commenting on the earnings and ROE increases, John Olinski, EVP and co-head of Capital Markets and Investments, stated, “The earnings growth in our mortgage servicing business segment was the result of strong growth in the servicing book, lower than expected prepayment speeds and improved results from our efforts to retain customers from the servicing portfolio who are obtaining new loans. Year over year, we have improved our customer retention percentage among customers paying off their mortgages from 9 percent to 15 percent. Combined with the 62 percent growth in our servicing portfolio, this has enabled our earnings from customer retention to increase from $1.1 million in Q1-06 to $8.7 million in Q1-07, an almost eight-fold increase.”
Thrift Portfolio
In the first quarter the Company moved its residual and non-investment grade securities from the mortgage servicing segment and consolidated them into the thrift portfolio alongside its investment grade mortgage-backed securities (MBS) to better reflect that these two asset classes are managed together to optimize their capital utilization by blending the capital requirements of these two asset groups. Custodial account deposit balances for loans serviced for the GSEs ($704 million in average balances in the first quarter) were also moved from the servicing segment into the thrift to achieve better comparability of the thrift’s performance versus peers. 3
Earnings for the thrift portfolio were $30 million, up 7 percent over last quarter but down 34 percent from Q1-06. The ROE was 14 percent versus 13 percent last quarter and 25 percent in Q1-06. A key driver of the thrift’s performance is the net interest margin, which was 2.11 percent for the quarter versus 2.09 percent in the fourth quarter and 2.42 percent in Q1-06.
“During the quarter, we restructured our SFR whole loan portfolio and related funding in order to improve the net interest margin and ROE going forward, as we committed to sell $1.3 billion of our lower margin loans, or roughly 20 percent of the portfolio, to the GSEs,” stated Patrick Hymel, Chief Investment Officer. “These commitments resulted in a $4.5 million pre-tax GAAP loss. Offsetting the GAAP loss on the loan sales commitments were liabilities and hedges related to this restructuring which had pre-tax gains at the date of commitment of $9.3 million, such that the net economic impact was a pre-tax gain of $4.8 million. The $9.3 million in hedge gains will be recognized as reductions of interest expense over roughly the next three-and-a-half years.”
Operating Expenses
Total operating expenses of $216 million were up 2 percent over the fourth quarter and 26 percent year over year. “Operating expense growth was driven by continued growth in the Company’s three main business segments, as, year over year, our mortgage production grew by 28 percent, total assets by 23

[3]	Segment financial reports for prior periods have been adjusted to reflect the changes and ensure period to period comparability.

percent and the servicing portfolio by 62 percent,” stated Scott Keys, Chief Financial Officer. “While erosion in our revenue margins led to a worsening of the efficiency ratio to 69 percent from 64 percent last quarter and 56 percent in Q4-06, the reality is that we did become more efficient during the quarter. Operating expenses to loan production declined from 84 bps in Q1-06 to 83 bps in Q1-07. Had our MBR margins in Q1-07 been at the same level as in Q1-06, our efficiency ratio this quarter would have been 52 percent. The hiring freeze on non-revenue generating personnel is having a positive effect, as our headcount in those areas declined by an annualized 20 percent rate from the fourth quarter. Our headcount among revenue generating staff rose by an annualized 20 percent rate as we continue to pursue growth opportunities for our business.”
Future Outlook
“We anticipate that our second quarter earnings performance will be similar to the first quarter, with an ROE of roughly 10 percent,” stated Keys. “While earnings from mortgage production will be down from Q1-07 given continued secondary market and credit pressures and the expected significant decline in Financial Freedom’s earnings, we expect solid profits from our servicing and thrift segments and anticipate recording after tax gains of roughly $15 million related to the sale and leaseback of an office building, which we purchased in 2004, and $7 million on the freezing of the Company’s defined benefit pension plan, which had been closed to new entrants after 2002. These actions will also result in annual after tax savings of roughly $6 million per year for the next ten years.
“We had previously provided guidance related to the second half of 2007 in which we indicated that we were projecting the ROE to be at or slightly above 15 percent. Our current forecast now shows the ROE in the second half being approximately 13.5 percent with the fourth quarter ROE at roughly 15 percent.
“The primary reasons for the lowering of our second half of 2007 guidance are the removal from our forecast of the preferred stock issuance and related share repurchase, which had been projected to increase the second half ROE by about 1.5 percent. We have not yet completed the preferred stock offering given current market conditions. We are still actively pursuing the offering and believe that the offering and related share repurchase can be completed, however the timing remains uncertain and is dependent on market conditions. As a result, we removed the impact of these transactions from our current forecast. In addition, we have made further mortgage production guideline cuts than were included in our previous guidance for the second half of 2007 in response to increased credit costs and illiquidity in the secondary market and expect that these further cuts will reduce mortgage volumes from our previous forecast in the second half of 2007. Please keep in mind that the housing and mortgage markets, including the secondary market for private mortgage backed securities, remains uncertain, and, as a result, we are internally updating our forecast almost weekly. If our current forecast changes materially, either negatively or positively, from the above, we will alert the market promptly. Lastly, it should also be pointed out that some are predicting a ‘doomsday scenario’ for the housing and mortgage markets. Although we believe this to be unlikely, if that were to occur, our financial performance could worsen materially from what we are currently forecasting.”
Quarterly Cash Dividend
Based on Indymac’s operating performance and financial position — including earnings, capital and liquidity — and its commitment to shareholder value, Indymac’s Board of Directors declared a cash dividend of $0.50 per share. This equals the dividend paid last quarter and represents an increase of 14 percent from the dividend declared and paid in the first quarter of 2006. The cash dividend is payable June 7, 2007 to shareholders of record on May 10, 2007.
Indymac’s New NYSE Ticker Symbol
On May 1, 2007, Indymac will begin trading on the NYSE under the ticker symbol “IMB.” The Company’s Warrants and Income Redeemable Equity Securities also will begin trading on the NYSE under the ticker symbol “IMB.PR.” “The new ticker symbol incorporates Indymac’s new logo and is a better representation of our business in the market place,” noted Perry. Shareholders using an automated portfolio tracker are advised to replace NDE with IMB on the first of May.
Conference Call
On Thursday, April 26, 2007, at 10:00 a.m. PDT (1:00 p.m. EDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Webcast and conference call, immediately following Indymac’s annual shareholders’ meeting, to discuss the results of the first quarter in greater detail, which will be followed by a question and answer session. The annual shareholders’ meeting begins at 9:00 a.m. PDT and is expected to adjourn after approximately 45 minutes. A slide presentation will accompany the Webcast/conference call and can be accessed along with Indymac’s Form 10-Q for the quarter ended March 31, 2007 via Indymac Bank’s home page at www.indymacbank.com.

If you would like to participate:
•	Internet Webcast access is available at: www.indymacbank.com

•	The telephone dial-in number is (888) 396-7846 or (706) 758-0230 (international); access code #3829781; and

•	The replay number is (800) 642-1687 or (706) 645-9291 (international); access code #3829781.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the live event on April 26, 2007, through midnight on May 2, 2007, and will be available on Indymac’s Website at www.indymacbank.com. We will also have available, 24 hours after the live call, an MP3 downloadable file of the full earnings review and Q&A session at www.indymacbank.com.
About Indymac Bank
IndyMac Bancorp, Inc. (NYSE: NDE) (Indymac®) is the holding company for IndyMac Bank, F.S.B. (Indymac Bank®), the 7th largest savings and loan and the 2nd largest independent mortgage lender in the nation. Indymac Bank, operating as a hybrid thrift/mortgage banker, provides cost-efficient financing for the acquisition, development, and improvement of single-family homes. Indymac also provides financing secured by single-family homes and other banking products to facilitate consumers’ personal financial goals.
With an increased focus on building customer relationships and a valuable consumer franchise, Indymac is committed to becoming a top five mortgage lender in the U.S. by 2011, with a long-term goal of providing returns on equity of 15 percent or greater. The company is dedicated to continually raising expectations and conducting itself with the highest level of ethics.
For more information about Indymac and its affiliates, or to subscribe to the company’s Email Alert feature for notification of company news and events, please visit http://about.indymacbank.com/investors.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
CONTACT: IndyMac Bancorp, Inc.
Meg Wade
Phone: (626) 535-5905
E-mail: meg.wade@indymacbank.com